Exhibit 99.1
Masimo Announces Leadership Transition
Katie Szyman Appointed Chief Executive Officer and to Board of Directors
Interim CEO Michelle Brennan Named Chairman of Masimo’s Board
IRVINE, Calif. – January 21, 2025 – Today the Board of Directors (the “Board”) of Masimo (NASDAQ: MASI), a leading global medical innovator, announced that Katie Szyman has been appointed the next Chief Executive Officer (“CEO”) of the Company. Interim CEO Michelle Brennan has been appointed Chairman of Masimo’s Board and Lead Independent Director Quentin Koffey has been appointed Vice Chairman. All of these changes are effective as of February 12, 2025.
Ms. Szyman is currently worldwide president of Advanced Patient Monitoring at BD (Becton, Dickinson and Company). Previously, Ms. Szyman led the Critical Care product group at Edwards Lifesciences (“Edwards”), which was acquired by BD in a transaction that closed in September of 2024. Her appointment follows an extensive search process overseen by the Board with the assistance of executive recruitment firm Korn Ferry. During this process, the Board evaluated numerous internal and external candidates. The Board concluded that Ms. Szyman was the right choice given her successful track record of accelerating revenue growth by bringing new patient monitoring products to market, extensive experience leading and retaining top industry talent, and deep existing relationships within the sector.
While at Edwards, Ms. Szyman significantly accelerated revenue growth in the Critical Care product group through numerous successful initiatives, including entering adjacent markets through internal and external innovation and introducing the first AI technology cleared by the Food and Drug Administration in the patient monitoring space. She possesses significant operational and financial leadership experience that will aid Masimo as it continues to address its cost structure and improve gross margin performance. Ms. Szyman also brings public company board experience, including serving as a director of Inari Medical since 2019.
Mr. Koffey stated:
“Katie’s more than 35 years of relevant experience and her unique mix of expertise set her apart during our search and make her an ideal fit to lead the next innovation-focused stage of Masimo’s evolution. We also want to thank Michelle for her exemplary performance in the interim CEO role, particularly in leading a seamless transition for customers, employees and shareholders from day one. We look forward to continuing to benefit from her experience and judgement as she moves into her new position as Chairman of the Board.”
Ms. Brennan added:
“We wanted our next CEO to be someone who is passionate about the role and inspiring as well as engaging the team at Masimo – and Katie made clear that she is that person. Her advanced patient monitoring category knowledge and deep existing relationships within the industry position her to make an immediate impact as she works with the Board on prioritizing our pipeline to focus on large opportunities, while developing a clear strategy for bringing our next generation patient monitoring platform to market.”
Ms. Szyman commented:
“I have long admired Masimo as an innovation leader, and I could not be more excited about the opportunity to grow the business and deliver improved outcomes for millions more patients around the world. I believe Masimo’s leadership team and bench of talent is top tier, and I am thrilled by the chance to work with and learn from this group.”

The Board remains committed to the previously announced review of alternatives for both the consumer audio and consumer healthcare businesses and has engaged Centerview Partners and Morgan Stanley as financial advisors and Sullivan & Cromwell as a legal advisor. The Board looks forward to providing updates in the near-term regarding value-creation initiatives, including this strategic review.
More About Katie Szyman
Ms. Szyman led the Critical Care business at Edwards Lifesciences for over a decade – including through the acquisition by BD (Becton, Dickinson and Company) in September of 2024. While at Edwards, Ms. Szyman accelerated the revenue growth of the business by shifting to AI-driven solutions that aid clinicians in decision making and help patients return home to their families faster. Previously, Ms. Szyman spent more than 20 years at Medtronic, where she held positions with increasing levels of responsibility inside and outside the U.S., including leadership roles in corporate strategy, business development and finance, and as the worldwide president of both the Endovascular and Diabetes business units. Ms. Szyman currently serves on the board of Inari Medical (NASDAQ: NARI). She previously served on the boards of Outset Medical (NASDAQ: OM), the Edwards Lifesciences Foundation, and the Opus School of Business at the University of St. Thomas. Ms. Szyman received a B.A. from the University of St. Thomas and an M.B.A. from Harvard Business School.

@Masimo | #Masimo

About Masimo
Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins, Denon, Marantz, and Polk Audio. Our mission is to improve life, improve patient outcomes, and reduce the cost of care.
Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the review of alternatives for both the consumer audio and healthcare businesses. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to: risks related to our leadership appointments, our assumptions regarding the consumer audio and healthcare business review; as well as other factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC's website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. We do not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.
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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com
or
Longacre Square Partners
masimo@longacresquare.com

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